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                                                                   EXHIBIT 10.24


                     AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT

     AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT (this "Amendment") dated as of October 11, 2001 between TELEMUNDO COMMUNICATIONS GROUP, INC., a Delaware corporation ("Telemundo Communications") and JAMES M. McNAMARA ("Employee").

     WHEREAS, Telemundo Communications and Employee are parties to that certain Employment Agreement dated as of July 7, 1999, as amended by Amendment No. I to Employment Agreement dated as of September 17,11999, as further amended by Amendment No. 2 to Employment Agreement dated as of December 6, 2000 (collectively, the "Agreement").

     WHEREAS, concurrently with the execution of this Amendment, Telemundo Communications has entered into an Agreement and Plan of Merger, dated as of October 11, 2001 (the "Merger Agreement"), by and among General Electric Company, a New York corporation ("Parent"), National Broadcasting Company, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the "Buyer"), TN Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (the "Acquisition Subsidiary"), SPE Mundo Investment Inc., a California corporation, and Telemundo Communications, whereby the Buyer will acquire Telemundo Communications through a merger of Telemundo Communications with and into the Acquisition Subsidiary (the "Transaction").

     WHEREAS, Telemundo Communications and Employee wish to amend the Agreement by this Amendment.

     NOW, THEREFORE, the parties hereto agree as follows:

1. All terms used herein but not defined shall have the meanings given in the Agreement.

2.   The Agreement is hereby amended to add the following Section 3(d):

           (d) Subject to subsection 3(d)(v) below, on the Closing Date (as defined in the Merger Agreement) of the Transaction, Employee shall be entitled to a payment determined as set forth in this Section 3(d) (the "Transaction Payment"), provided that the Agreement has not expired prior to the Closing Date of the Transaction by reason of Employee's voluntary termination of employment with Telemundo Communications or by reason of the termination of Employee's employment pursuant to Section 4(d) of the Agreement due to the occurrence of any of the events described therein. As of the date hereof, the Company acknowledges that it is not aware of the occurrence of any of the events described in Section 4(d) of the Agreement that would give rise to a termination of Employee's employment pursuant to such section. In the event the Agreement is terminated for any other reason (including without limitation by reason of the occurrence of any of the events described in Sections 4(a) through (c) or 4(g) of the Agreement), Employee shall be entitled to the Transaction Payment in the same manner and to the same extent as if Employee were employed with Telemundo Communications on the Closing Date (as defined in the Merger Agreement) of the Transaction.

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     (i)   Definitions. Capitalized terms used in this Section 3(d) shall be defined as set forth below, unless otherwise expressly defined elsewhere:

           (A) "Enterprise Value" shall mean the sum of (a) $2,050 million, (b) $677 million and (c) the aggregate amount of any Additional Amount (as defined in the Merger Agreement) paid.

           (B) "Equity Value" means, (x) 70% of the Enterprise Value minus (y) the sum of (a) -$5 million, (b) $338.5 million, (c) $227,083,000 plus 100% of the Network Group Contributed Capital Amount after the date hereof through the Closing Date and (d) $171.6 million plus 50% of the Station Group Contributed Capital Amount after the date hereof through the Closing Date.

           (C) "Network Group Contributed Capital Amount" means the aggregate amount of net equity capital contributions of the Stockholders to Telemundo Network Group LLC ("Telemundo Network") or to Telemundo Communications for the benefit of Telemundo Network made on or after July 1, 1999.

           (D) "Station Group" means Telemundo Holdings, Inc.

           (E) "Station Group Contributed Capital Amount" means the aggregate amount of net equity capital contributions of the Stockholders to Station Group or to Telemundo Communications for the benefit of Station Group made on or after July 1, 1999.

           (F) "Stockholders" means those persons holding equity interests in Telemundo Communications.

     (ii) Amount of Transaction Payment. The Transaction Payment shall be equal to Employee's vested percentage multiplied by the sum of three and three-tenths percent (3.3%) of the portion of the Equity Value that is less than $758 million plus ten percent (10%) of the portion of the Equity Value that exceeds $758 million. An illustrative example of the method of calculation is set forth on Exhibit A hereto. Employee's vested percentage for the purpose of this calculation only shall be deemed to be sixty-eight percent (68%).

     (iii) Timing and Form of Transaction Payment. The Transaction Payment shall be payable in a lump sum cash payment (less applicable withholding taxes) on the Closing Date.

     (iv) Early Termination of Employment. In the event the Agreement is terminated following the signing of the Merger Agreement and prior to the Closing Date pursuant to Employee's voluntary termination of employment or pursuant to Section 4(d) of the Agreement, Employee will not be entitled to any Transaction Payment or any Bonus Payment.

     (v) The Transaction Payment and any other benefits or payments to which Employee may be entitled in connection with the Transaction (collectively, the "Aggregate Transaction Payments") shall not be payable unless such Aggregate Transaction Payments shall have been approved by such number of Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Internal Revenue Code of 1986, as amended (the "Code"), in a manner which satisfies all applicable requirements of such Code Section 280(05(b)(5)(B) and the


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proposed Treasury Regulations thereunder, including (without limitation) Q-7 of
Section I.280G-1 of such proposed regulations. In the event such Stockholder approval is not obtained, this Amendment shall be of no force or effect.

3. Employee understands and agrees that upon payment of the Transaction Payment on the Closing Date, and subject to Employee and Buyer having executed a new employment agreement with effect from and after the Closing Date, the Agreement shall terminate in full and Telemundo Network, Telemundo Communications and each of their respective officers, directors and shareholders shall have no further obligations under the Agreement or this Amendment.

4. Subject to Section 5 below, Employee understands and agrees that the benefits under this Amendment are in lieu of the Bonus Payment referenced in Sections 3(c), 4(f) and 4(g) of the Agreement.

5. In the event the Merger Agreement terminates prior to the Closing Date, this Amendment shall be of no force or effect and Employees entitlement to the Bonus Payment, if any, shall be determined without reference to this Amendment.

6. Except as expressly modified herein, all of the terms of the Agreement remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused it to be executed on their behalf as of the date first above written.

                                            TELEMUNDO COMMUNICATIONS GROUP, INC.


                                            By:
                                               ---------------------------------


                                               ---------------------------------
                                                       James M. McNamara

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